Exhibits 5.1 and 23.1


                                                               May 3, 2002




Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, NY 10036

Ladies and Gentlemen:

         We have acted as special counsel to Marsh & McLennan Companies, Inc., a Delaware corporation (the "Company"), in connection with the Company's offer (the "Exchange Offer") to exchange its registered 5.375% Senior Notes due 2007 and 6.25% Senior Notes due 2012 (the "Exchange Notes") for any and all of its outstanding 5.375% Senior Notes due 2007 and 6.25% Senior Notes due 2012 (the "Restricted Notes"). The Restricted Notes were, and the Exchange Notes will be, issued under an Indenture (the "Indenture") dated as of March 19, 2002 between the Company and State Street Bank and Trust Company, as Trustee (the "Trustee").

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

         Upon the basis of the foregoing, we are of the opinion that the Exchange Notes, when duly executed, authenticated and delivered in exchange for the Restricted Notes in accordance with the terms of the Indenture and the Exchange Offer, will be valid and binding obligations of the Company enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and general principles of equity.


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                                  2                                May 3, 2002


         We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the caption "Legal Matters" in the prospectus contained in such Registration Statement.

         This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent except that State Street Bank and Trust Company, as Exchange Agent for the Exchange Offer, may rely upon this opinion as if it were addressed directly to it.



                                               Very truly yours,


                                               /s/ Davis Polk & Wardwell